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EXHIBIT 5.01 & 23.01
TAYLOR AND ASSOCIATES, INC.
2681 Parleys Way, Suite 203
Salt Lake City, UT  84109

October 23, 2001

Board of Directors
Savon Team Sports, Inc.
1404 Mitchell Drive
Ogden, UT 84403

     Re: Savon Team Sports, Inc.
         Registration Statement on Form SB-2

Gentlemen:

We have been retained by Savon Team Sports, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be sold on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

     In connection with this request, we have examined the following:

     1.   Articles of Incorporation of the Company;
     2.   Bylaws of the Company;
     3.   Unanimous consent resolutions of the Company's board of directors;
     4.   The Registration Statement.

We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be sold pursuant to the Registration Statement, when sold and issued, will be validly authorized and issued, fully paid, and nonassessable under corporate laws of the state of Utah.

This opinion is limited in scope to the shares being sold pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future.

Further, we consent to our name, Taylor and Associates, Inc. being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

TAYLOR AND ASSOCIATES, INC.
/S/Elliott N. Taylor, Esq.